Exhibit 99.1

    DELPHI FINANCIAL REPORTS 22% INCREASE IN SECOND QUARTER OPERATING EPS TO
                    $0.71; NET INCOME PER SHARE REACHES $0.65

    WILMINGTON, Del., July 25 /PRNewswire-FirstCall/ -- Delphi Financial Group, Inc. (NYSE: DFG) announced today that net income in the second quarter of 2006 was $32.9 million or $0.65 per share, compared to $32.0 million or $0.64 per share in the second quarter of 2005. Net income in the second quarter of 2006 included after-tax realized investment losses of $(0.2) million or $0.00 per share and losses from discontinued operations of $(2.9) million or $(0.06) per share. Net income in the second quarter of 2005 included after-tax realized investment gains of $2.2 million or $0.04 per share and income from discontinued operations of $1.0 million or $0.02 per share. Prior period per share amounts have been restated to reflect the 3-for- 2 common stock split effected on June 1, 2006.

    Operating earnings (1) in the second quarter of 2006 increased 25% to $36.0 million from $28.8 million in the second quarter of 2005, while operating earnings per share rose 22% to $0.71 from $0.58 a year ago. Operating earnings for the first half of 2006 increased 22% to $69.7 million from $56.9 million in the first half of 2005, while operating earnings per share grew 20% to $1.37 from $1.14 a year ago.

    Net income for the first half of 2006 was $65.7 million or $1.29 per share, compared with net income in the first half of 2005 of $62.1 million or $1.24 per share. Net income in the first half of 2006 included after-tax realized investment losses of $(1.0) million or $(0.02) per share and losses from discontinued operations of $(2.9) million or $(0.06) per share. Net income in the first half of 2005 included after-tax realized investment gains of $3.3 million or $0.07 per share and income from discontinued operations of $1.8 million or $0.03 per share.

    Core group employee benefit premiums in the second quarter of 2006 grew 16% from the second quarter a year ago, reaching $267 million. This growth was driven by a 15% increase in group disability premiums at Delphi's Reliance Standard Life subsidiary and a 24% increase in premiums from excess workers' compensation insurance at Delphi's Safety National subsidiary. The combined ratio for the Company's group employee benefit products in the second quarter of 2006 declined to 92.4% from 94.7% in the second quarter of 2005 and 94.1% for the full-year 2005.

    Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi's excellent second quarter results were driven by strong underwriting profits at both Reliance Standard and Safety National. We continue to capitalize on the ongoing favorable market conditions in our two largest insurance lines, group disability and excess workers' compensation. Reliance Standard is benefiting from its strategic focus on smaller cases, which have historically produced higher margins. Safety National achieved strong growth in production, including a significant contribution from renewals of former excess workers' compensation clients of Employers Re, for which we purchased renewal rights in July 2005."

    Mr. Rosenkranz added, "We remain confident about our long-term growth prospects based on the positive outlook for our insurance businesses. We see no signs that the market for Safety National's excess workers' compensation line will soften significantly any time soon. The small-case market for Reliance Standard's group employee benefits lines should continue to benefit from the favorable climate for small businesses, the tight labor market and a rational pricing environment."

    Delphi's net investment income in the second quarter of 2006 rose 10% to $60.8 million from $55.1 million in the same quarter a year ago. Invested assets at June 30, 2006 were $4.1 billion, an increase of 8% from $3.8 billion at June 30, 2005. The pre-tax equivalent yield on the Company's investment portfolio in the second quarter of 2006 was 6.3% compared to 6.2% for the second quarter of 2005. Delphi's shareholders' equity was $1.04 billion at June 30, 2006 and book value per share before accumulated other comprehensive (loss) income(2) rose to $21.75 at June 30, 2006 compared with $20.59 at December 31, 2005.

    Conference Call

    On July 26, 2006 at 11:00 AM (Eastern time), Delphi will broadcast the Company's second quarter 2006 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at http://www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on July 26, 2006. Investors can also download Delphi's second quarter 2006 statistical supplement from the Company's website at http://www.delphifin.com.

    In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward- looking statements may be identified by the use of terms such as "expects," "believes," "anticipates," "intends," "judgment," "outlook" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

    Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is http://www.delphifin.com.

    (1)Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment (losses) gains were $(0.2) million and $2.2 million, or $0.00 per share and $0.04 per share, for the second quarter of 2006 and 2005, respectively, and $(1.0) million and $3.3 million, or $(0.02) per share and $0.07 per share for the first half of 2006 and 2005, respectively. After-tax (loss) income from discontinued operations was $(2.9) million and $1.0 million, or $(0.06) per share and $0.02 per share, for the second quarter of 2006 and 2005, respectively, and $(2.9) million and $1.8 million, or $(0.06) per share and $0.03 per share for the first half of 2006 and 2005, respectively. The Company believes that because realized investment gains and losses and discontinued operations arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains or losses may be realized based on management's decision to dispose of an investment, and investment losses may be realized based on management's judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management's decision to exit or sell a particular business. Thus, realized investment gains and losses and results from discontinued operations are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. All per share amounts are on a diluted basis.

    (2) Diluted book value per share before accumulated other comprehensive
(loss) income, which is a non-GAAP financial measure, is based on shareholders' equity excluding the effect of accumulated other comprehensive (loss) income. The Company believes that, because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP, this non-GAAP measure is useful in analyzing the Company's operating trends.

                          DELPHI FINANCIAL GROUP, INC.
                           Non-GAAP Financial Measures
                             Reconciliation to GAAP
                (Unaudited; in thousands, except per share data)

                                           Three Months Ended              Six Months Ended
                                      ----------------------------   ----------------------------
                                        06/30/06        06/30/05       06/30/06        06/30/05
                                      ------------    ------------   ------------    ------------
Income Statement Data

Operating earnings (Non-GAAP
 measure)                             $     36,015    $     28,832   $     69,660    $     56,898
 Net realized investment
  (losses) gains, net of taxes                (191)          2,158         (1,004)          3,339
                                      ------------    ------------   ------------    ------------
  Income from continuing
   operations                               35,824          30,990         68,656          60,237
 Discontinued operations, net
  of taxes                                  (2,923)            987         (2,933)          1,847
                                      ------------    ------------   ------------    ------------
Net income (GAAP measure)             $     32,901    $     31,977   $     65,723    $     62,084
                                      ============    ============   ============    ============
Diluted results per share of
 common stock:
 Operating earnings (Non-GAAP
  measure)                            $       0.71    $       0.58   $       1.37    $       1.14
  Net realized investment
   (losses) gains, net of
   taxes                                         -            0.04          (0.02)           0.07
                                      ------------    ------------   ------------    ------------
   Income from continuing
    operations                                0.71            0.62           1.35            1.21
  Discontinued operations, net
   of taxes                                  (0.06)           0.02          (0.06)           0.03
                                      ------------    ------------   ------------    ------------
 Net income (GAAP measure)            $       0.65    $       0.64   $       1.29    $       1.24
                                      ============    ============   ============    ============
Balance Sheet Data                                                       06/30/06        12/31/05

Shareholders' equity,
 excluding accumulated other
 comprehensive (loss) income                                         $  1,070,582    $  1,012,775
 Add:  Accumulated other
  comprehensive (loss) income                                             (33,916)         20,264
                                                                     ------------    ------------
Shareholders' equity (GAAP measure)                                  $  1,036,666    $  1,033,039
                                                                     ============    ============
Diluted book value per share
 of common stock, excluding
 accumulated other
 comprehensive (loss) income
 (Non-GAAP measure)                                                  $      21.75    $      20.59
 Add:  Accumulated other
  comprehensive (loss) income                                               (0.64)           0.38
                                                                     ------------    ------------
Diluted book value per share
 of common stock (GAAP measure)                                      $      21.11    $      20.97
                                                                     ============    ============

    Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive (loss) income" provides useful supplemental information because accumulated other comprehensive income and loss fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

    NOTE: Prior period results have been restated for discontinued operations attributable to assumed property reinsurance. Prior period results per share and applicable share amounts have been restated to reflect the 3-for-2 common stock split effected in the form of a 50% stock dividend distributed on June 1, 2006.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (Unaudited; in thousands, except per share data)

                                           Three Months Ended              Six Months Ended
                                      ----------------------------   ----------------------------
                                        06/30/06        6/30/05        06/30/06        06/30/05
                                      ------------    ------------   ------------    ------------
Revenue:
  Premium and fee income              $    280,270    $    246,097   $    543,229    $    481,954
  Net investment income                     60,786          55,067        119,815         108,450
  Net realized investment
   (losses) gains                             (294)          3,320         (1,545)          5,137
                                      ------------    ------------   ------------    ------------
                                           340,762         304,484        661,499         595,541
                                      ------------    ------------   ------------    ------------
Benefits and expenses:
  Benefits, claims and interest
   credited to policyholders               204,021         183,912        395,639         360,513
  Commissions and expenses                  78,879          70,170        154,640         137,263
                                      ------------    ------------   ------------    ------------
                                           282,900         254,082        550,279         497,776
                                      ------------    ------------   ------------    ------------

    Operating income                        57,862          50,402        111,220          97,765

Interest expense:
  Corporate debt                             5,093           4,261          9,779           7,931
  Junior subordinated deferrable
   interest debentures                       1,297           1,199          2,568           2,370
Income tax expense                          15,648          13,952         30,217          27,227
                                      ------------    ------------   ------------    ------------

    Income from continuing
     operations                             35,824          30,990         68,656          60,237

Discontinued operations, net of
 taxes                                      (2,923)            987         (2,933)          1,847
                                      ------------    ------------   ------------    ------------

    Net income                        $     32,901    $     31,977   $     65,723    $     62,084
                                      ============    ============   ============    ============

Basic results per share of
 common stock:
  Income from continuing
   operations                         $       0.72    $       0.64   $       1.39    $       1.24
  Discontinued operations                    (0.06)           0.02          (0.06)           0.04
  Net income                                  0.66            0.66           1.33            1.28

  Weighted average shares
   outstanding                              49,462          48,639         49,471          48,552

Diluted results per share of
 common stock:
  Income from continuing
   operations                         $       0.71    $       0.62   $       1.35    $       1.21
  Discontinued operations                    (0.06)           0.02          (0.06)           0.03
  Net income                                  0.65            0.64           1.29            1.24
  Weighted average shares
   outstanding                              50,722          49,953         50,773          49,923

Dividends paid per share of
 common stock                         $       0.08    $       0.06   $       0.15    $       0.12

    NOTE: Prior period results have been restated for discontinued operations attributable to assumed property reinsurance. Prior period results per share and applicable share amounts have been restated to reflect the 3-for-2 common stock split effected in the form of a 50% stock dividend distributed on June 1, 2006.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; in thousands)

                                             6/30/06         12/31/05
                                           ------------    ------------
Assets:
  Investments:
   Fixed maturity securities,
    available for sale                     $  3,250,672    $  3,244,764
   Short-term investments                       203,944          94,308
   Other investments                            606,490         573,532
                                           ------------    ------------
                                              4,061,106       3,912,604

  Cash                                           35,744          28,493
  Cost of business acquired                     272,374         248,138
  Reinsurance receivables                       397,170         413,113
  Goodwill                                       93,929          93,929
  Securities lending collateral                 250,725         244,821
  Other assets                                  250,227         235,644
  Assets held in separate account               105,633          99,428
                                           ------------    ------------
    Total assets                           $  5,466,908    $  5,276,170
                                           ============    ============

Liabilities and Shareholders'
 Equity:
  Policy liabilities and accruals          $  1,942,755    $  1,862,872
  Policyholder account balances               1,131,330       1,039,610
  Corporate debt                                261,750         234,750
  Junior subordinated deferrable
   interest debentures underlying
   company-obligated mandatorily
   redeemable capital securities
   issued by unconsolidated
   subsidiaries                                  59,762          59,762
  Securities lending payable                    250,725         244,821
  Other liabilities and
   policyholder funds                           678,287         701,888
  Liabilities related to separate
   account                                      105,633          99,428
                                           ------------    ------------
    Total liabilities                         4,430,242       4,243,131

Shareholders' equity:
  Class A Common Stock                              476             313
  Class B Common Stock                               57              39
  Additional paid-in capital                    458,152         442,531
  Accumulated other comprehensive
   (loss) income                                (33,916)         20,264
  Retained earnings                             694,867         636,285
  Treasury stock, at cost                       (82,970)        (66,393)
                                           ------------    ------------
                                              1,036,666       1,033,039
                                           ------------    ------------
    Total liabilities and
     shareholders' equity                  $  5,466,908    $  5,276,170
                                           ============    ============

                          DELPHI FINANCIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in thousands)

                                             06/30/06        06/30/05
                                           ------------    ------------
Operating activities:
  Net income                               $     65,723    $     62,084
  Adjustments to reconcile net income
   to net cash provided
   by operating activities:
    Change in policy liabilities and
     policyholder accounts                       90,667         105,025
    Net change in reinsurance
     receivables and payables                    15,233           8,593
    Amortization, principally the
     cost of business acquired and
     investments                                 32,861          30,522
    Deferred costs of business
     acquired                                   (49,607)        (44,481)
    Net realized losses (gains) on
     investments                                  1,545          (5,137)
    Net change in federal income tax
     liability                                   11,034          13,171
    Other                                       (18,313)        (34,896)
                                           ------------    ------------
     Net cash provided by operating
      activities                                149,143         134,881
                                           ------------    ------------
Investing activities:
  Purchases of investments and loans
   made                                        (711,078)     (1,018,057)
  Sales of investments and receipts
   from repayment of loans                      481,740         793,179
  Maturities of investments                      97,393         115,663
  Net change in short-term
   investments                                 (109,554)        (45,873)
  Change in deposit in separate
   account                                          217          (4,325)
                                           ------------    ------------
     Net cash used by investing
      activities                               (241,282)       (159,413)
                                           ------------    ------------

Financing activities:
  Deposits to policyholder accounts             148,809          52,148
  Withdrawals from policyholder
   accounts                                     (63,290)        (49,151)
  Borrowings under revolving credit
   facility                                      29,000          32,000
  Principal payments under revolving
   credit facility                               (2,000)         (5,000)
  Other financing activities                    (13,129)          3,240
                                           ------------    ------------
     Net cash provided by financing
      activities                                 99,390          33,237
                                           ------------    ------------

Increase in cash                                  7,251           8,705
Cash at beginning of period                      28,493          24,324
                                           ------------    ------------
     Cash at end of period                 $     35,744    $     33,029
                                           ============    ============

SOURCE  Delphi Financial Group, Inc.
    -0-                             07/25/2006
    /CONTACT: Bernard J. Kilkelly, Vice President, Investor Relations, Delphi Financial Group, +1-212-303-4349, bernie-kilkelly@dlfi.com/
    /Web site:  http://www.delphifin.com /